Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement (Form S-1/A ) of Alpha Modus Holdings, Inc., of our report dated May 3, 2024 relating to the financial statements of Alpha Modus Holdings, Inc . (the “Company”) as of and for the year ended December 31, 2023, which includes an explanatory paragraph relating to the Company’s ability to continue as a going concern, and which forms part of this Registration Statement.

We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Turner, Stone & Company, L.L.P.

Dallas, Texas

May 19, 2025